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Exhibit 23


                                 ACCOUNTANTS' CONSENT



The Board of Directors
Hawaiian Airlines, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 033-064299, 333-09667, 333-09669, 333-09671, and 333-09673 on Form S-8 of
Hawaiian Airlines, Inc. of our reports dated February 26, 1998, relating to the balance sheets of Hawaiian Airlines, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and relating to the financial statement schedule of Hawaiian Airlines, Inc. for the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of Hawaiian Airlines, Inc.

/s/  KPMG Peat Marwick LLP
Honolulu, Hawaii
March 25, 1998